UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2004

Cotelligent, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27412	94-3173918

(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

655 Montgomery Street, Suite 1000 San Francisco, California	94111

(Address of principal executive offices)	(Zip Code)

(415) 477-9900

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

        In order to scale Cotelligent Inc.‘s (the “Company”) selling, general and administrative expenses to a level appropriate to the Company’s current and future business strategy, the officers of the Company, James R. Lavelle, the Company’s Chairman and Chief Executive Officer, and Curtis J. Parker, the Company’s Executive Vice President and Chief Financial Officer, each volunteered to take salary reductions of $60,000 per year. In addition, certain of the Company’s Vice Presidents also volunteered to take salary reductions. The total annual savings for the Company from all voluntary salary reductions is approximately $175,000.

        The board of directors of the Company (the “Board”) agreed to grant to each of these senior executives stock options to purchase shares of the Company’s common stock. Each such senior executive will receive an option to purchase that number of shares which, based on the market price of the common stock as of the grant date, has a value equal to the amount of such executive’s annualized salary reduction. The option grants became effective on November 4, 2004 and have an exercise price equal to the closing price of the common stock reported by the OTC Bulletin Board on the effective date of the grant. Half of the options granted to these executives will be immediately exercisable and the balance of the options will vest on the first anniversary of the effective date of the grant if the executive is then employed by the Company.

Signature

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTELLIGENT, INC. BY: /s/ Curtis J. Parker —————————————— Curtis J. Parker Executive Vice President, Chief Financial Officer, Treasurer & Assistant Secretary

Dated: November 10, 2004